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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-5521, 33-71614 and 33-92284) pertaining to the 1984 Stock
Option Plan, the 1991 Stock Option Plan, the 1991 Non-Discretionary Stock Option Plan, the 1994 Stock Option Plan and Shares of Common Stock Issuable upon Exercise of Director and Officer Options of Communication Intelligence Corporation of our report dated February 28, 1995, with respect to the consolidated financial statements and schedule of Communication Intelligence Corporation (for the year ended December 31, 1994) included in this Annual Report (Form 10-K) for the year ended December 31, 1996.

                                             ERNST & YOUNG LLP

Palo Alto, California
March 28, 1997